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                                                                   Exhibit 3.2.1

                           CERTIFICATE OF AMENDMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 OF OMNICELL.COM


Randall A. Lipps and Robert J. Brigham certify that:

1. They are the Chairman of the Board and Secretary, respectively, of OMNICELL.COM, a California corporation.

2. The Board of Directors of the Corporation duly approved the following amendment to the Corporation's Amended and Restated Articles of Incorporation:

         Article IV4(b) shall be amended and restated to read in its entirety as follows:

         "AUTOMATIC CONVERSION. Each share of Preferred (other than the Series J Preferred) shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon either of (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (an "Initial Public Offering") at a price per share (prior to deduction of underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events) and an aggregate offering price to the public of not less than $25,000,000 (prior to deduction of underwriter commissions and offering expenses), or (b) upon the vote or written consent of the holders of at least a majority of the Series Preferred (other than the Series J Preferred) voting together as a separate class and the vote or written consent of the holders of at least a majority of the Series K Preferred Stock, voting together as a separate class. Each share of Series J Preferred shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon the closing of an Initial Public Offering at a price per share (prior to deduction of underwriter commissions and offering expenses) of not less than $7.36 per share (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events) and an aggregate offering price to the public of not less than $10,000,000 (prior to deduction of underwriter commissions and offering expenses)."

3. Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was approved, in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 5,003,138, and the total number of outstanding shares of (i) Series A Preferred is 480,000, (ii) Series B Preferred is 320,666,
(iii) Series C Preferred is 1,700,000, (iv) Series D Preferred is 1,309,484, (v) Series E Preferred is 1,965,262, (vi) Series F Preferred s 1,948,090, (vii) Series G Preferred is zero, (viii) Series H Preferred is 3,804,346, (ix) Series I Preferred is zero, (x) Series J Preferred is 720,800 and (xi) Series K Preferred is 3,010,528. The number of shares voting in favor of Amendment and Restatement equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the Common Stock voting as a class and (ii) more than 50% of the Preferred Stock voting together as a class.

4. All other provisions of the Restated Certificate shall remain in full force and effect.


                                       1.
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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at Palo Alto, California on April 27, 2001.



                                    /s/ RANDALL A. LIPPS
                                    --------------------------------------------
                                    Randall A. Lipps, Chairman of the Board


                                    /s/ ROBERT J. BRIGHAM
                                    --------------------------------------------
                                    Robert J. Brigham, Secretary


                                       2.